Exhibit 99.1

[Letterhead of West Coast Realty Investors, Inc.]

July 12, 2002

Dear Stockholder:

Enclosed please find your dividend check for the second quarter of 2002. The Board of Directors has approved the quarterly dividend at $0.10 per share, unchanged from the April 2002 dividend.

Activities

In January 2002 we amended our bylaws with the support of the stockholders to allow a higher loan to value ratio. We have proceeded with refinancing efforts for several of our assets, and have received a commitment from John Hancock Life Insurance for four new loans at a rate lower than our current rates. We expect this refinancing to close in the third quarter and provide us with an additional $6,000,000 for investment purposes.

Accordingly, we have contracted to purchase a 321,000 square feet retail shopping center in Atlanta, Georgia for a gross purchase price of approximately $20,500,000, plus additional expenses associated with the inspection and closing. We have deposited $400,000 in earnest money, and we are entitled to terminate the agreement without penalty only if the seller’s first mortgage lender fails to approve our application to assume the $16,700,000 mortgage loan. We expect a decision on that application in early to mid-August. Under the agreement, the closing date will be no later than September 17, 2002. While this is a departure from our stated focus on net leased industrial / suburban office properties in California, we believe this property provides an unusually attractive multi-tenant investment opportunity with diversification from today’s difficult California market. The Atlanta property is substantially leased and is under a ground lease. We expect to invest over $4,000,000 to complete the purchase.

As a continual process of revamping our portfolio strategy, we sold the Huntington Beach property at the end of April and received net proceeds of approximately $900,000. This sale is not expected to generate taxable income.

We have negotiated for the sale of the Corona property, and the potential buyer is in the process of completing its due diligence. The lease in the Corona property expired at the end of May and the tenant has vacated. We cannot assure you, however, that the current buyer will close on the property.

We have negotiated a 5-year lease extension with Wherehouse Records in our property in Fresno. This new agreement will support the underlying purchase price of this asset, and make the remaining space more attractive to lease.

New Property Manager

We are very pleased to welcome Krista Stocker as our new Property Manager for our entire portfolio. Krista joins us from California ISO where she served as their Facility Administrator in our Folsom property.

Challenges

Economic pressures in most real estate markets continue to affect our income performance as there is an abundance of subleasing efforts being initiated by the primary tenants. Specifically,

1)	The Vacaville property is approximately 90% vacant. We are in discussions with tenants for an additional 30%, but the overall vacancy level in that market limits current solutions to this vacancy problem;

2)	The tenant in our Ontario property is a subsidiary of Adelphia Communications, which has recently declared Chapter 11 bankruptcy. As of the writing of this letter, their rent has only been paid through June 30, 2002, and we do not know whether they will continue to pay rent. The monthly rental payment of $35,000 on this property is approximately 11% of our current total monthly rental income.

WCRI Publicly Traded

As part of our efforts to provide liquidity to existing shareholders during the second quarter, we became listed on the Over the Counter Bulletin Board under the symbol “WCRI.” While there have been no trades to date, we understand there have been several offers to sell, and I expect trading will begin shortly. We continue to explore becoming listed on a national exchange. You can contact your broker to buy or sell our shares on the OTC.BB, although we anticipate that the market volume will generally be small.

Mellon Financial Services

On an administrative note, please note that if your shares are held by a custodian (like in an IRA account), it is not necessary to contact Mellon Investor Services (our transfer agent) on questions about dividends being credited to your account. On Mellon’s records, they only list the custodian, not the shareholder, as the custodian keeps such records of your individual holding. For security purposes, Mellon can only answer inquiries for the registered holder, and in these cases the custodian is the registered holder. Accordingly, please contact your custodian if you have questions, or feel free to contact Shannon Morton at my office (650) 233-7150.

Ongoing Business Plan

We continue to pursue and evaluate individual property acquisition and portfolio opportunities. Our current threshold levels include 10% + returns on initial investments as well as a 20% IRR over a 4-year holding period.

Annual Meeting

We are planning to have our annual meeting in early to mid-September and expect to send you our proxy materials in August.

Thank you for your continued support of our company.

Sincerely,

/s/ Allen K. Meredith

Allen K. Meredith
Chairman and CEO

This letter to shareholders contains forward-looking statements within the meaning of the securities laws. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company’s actual results could differ materially from those anticipated in the forward-looking statements. Certain factors that might cause such a difference include, but are not limited to, the following: we may not close the refinancing of certain of our properties, the purchase of the Atlanta property, or the sale of our Corona property as we anticipate; occupancy rates and rents have been and may continue to be adversely affected by local economic and market conditions in the company’s markets in California; our stock may not begin trading on the OTC.BB as we hope; we may not be successful in listing our shares on a national securities exchange; we may be unable to find additional acquisition opportunities that meet our desired criteria; and the overall U.S. economy or the company’s markets may suffer from new terrorist attacks or the fear that they will occur.